Exhibit (j)(2)

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 83 to the Registration Statement (1933 Act File No. 2-22019) of Eaton Vance Growth Trust on Form N-1A of our reports dated November 8, 2002 for Atlanta Capital Large-Cap Growth Fund (the "Fund") and the Large-Cap Growth Portfolio for the year ended September 30, 2002 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectuses and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
October 20, 2003
Boston, Massachusetts